Exhibit (p)(1)

CODE OF ETHICS

Section I	Statement of General Fiduciary Principles

        This Code of Ethics (the “Code”) has been adopted by each of TD Waterhouse Family of Funds, Inc. (“TD WFF”) and TD Waterhouse Plus Funds, Inc. (“Plus Funds”) (each of TD WFF and Plus Funds, a “Fund” and collectively, the “Funds”) in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Funds may abuse their fiduciary duties to the Funds, and otherwise to deal with the types of conflict of interest situations and ethical conduct, to which Rule 17j-1 is addressed.

        The Code is based on the principle that the directors and officers of each Fund, and the directors, officers and employees of TD Asset Management USA Inc. (“TDAM USA”), each Fund’s Investment Adviser, as well as the personnel of the Funds’ distributor, Funds Distributor, Inc. (the “Distributor”) who provide services to the Funds, owe a fiduciary duty to the Funds to conduct their personal securities transactions in a manner that does not interfere with a Fund’s transactions or otherwise take unfair advantage of their relationship with the Funds. All such directors, officers, employees and personnel of the Funds, TDAM USA and the Distributor (“Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. They are also expected to comply with the provisions of any other codes of ethics that have been adopted by their respective organizations, as well as all applicable Federal Securities Laws (as defined below).

        Technical compliance with the Code will not automatically insulate any Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to a Fund. Accordingly, all Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of a Fund. In sum, all Personnel shall place the interests of the Funds before their own personal interests.

        The provisions of this Code reflect the fact that: (i) each of TDAM USA and the Distributor has adopted its own code of ethics to govern the personal securities transactions of its personnel; (ii) certain officers of the Funds who also serve as officers or employees of SEI Investments Mutual Funds Services (“SEI”) are required to comply with SEI’s code of ethics; and (iii) certain officers of the Funds who also serve as officers or employees of BISYS Fund Services (“BISYS”) are required to comply with BISYS’s code of ethics. Thus, the only persons subject to the prohibited transaction and reporting provisions of this Code (Sections IV and VI) are the directors and officers of the Funds defined below as “Access Persons.” Officers of the Funds who also serve as officers or employees of TDAM USA, the Distributor, SEI or BISYS shall be required to comply with TDAM USA’s, the Distributor’s, SEI’s or BISYS’s code of ethics, as applicable, a current copy of which shall be provided to the Funds as required hereunder and approved by the boards of directors of the Funds in accordance with Rule 17j-1, and compliance therewith shall be deemed to be compliance herewith. The compliance officer for each of TDAM USA, the Distributor, SEI and BISYS shall make periodic reports to the Chief Compliance Officer of the Funds with respect to the compliance by such officers with the Code of Ethics and reports to the board of directors of the Funds as required by Rule 17j-1.

        All Access Persons (defined below) must read and retain this Code of Ethics, and acknowledge that they are subject to the provisions hereof by signing the written acknowledgement attached as Appendix A hereto.

Section II	Definitions

(A)	“Access Person” means any director, officer, or Advisory Person (as defined below) of a Fund, except for any director or officer of a Fund who is also an officer, director or employee of TDAM USA, the Distributor, SEI or BISYS.

(B)	An “Advisory Person” of a Fund means: (i) any director, officer or employee of a Fund, or any company in a control relationship to the Fund, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

(C)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan. This does not include optional cash purchases pursuant to such plans or any transaction that overrides the pre-set schedule or allocations of the automatic investment plan.

(D)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(E)	“Chief Compliance Officer” means the chief compliance officer of the Funds.

(F)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(G)	“Covered Security” means a security as defined in Section 2(a)(36) of the Act and Section 202(a)(18) of the Investment Advisers Act of 1940 (the “Advisers Act”), to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is not rated but of comparable quality; and (iii) shares issued by open-end investment companies registered under the Act (“Mutual Fund Shares”) other than Reportable Funds (defined below) that are not money market funds; (iv) shares issued by money market funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds (i.e. variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts). References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H)	“Federal Securities Laws” means the Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

(I)	“Fund” means each of TD WFF, Plus Funds, and each of their respective series.

(J)	“Independent Director” means a director of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(K)	“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(L)	“Investment Personnel” of a Fund means: (i) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(M)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(N)	“Reportable Fund” means any fund: (i) for which TDAM USA serves as an investment adviser; or (ii) whose investment adviser or principal underwriter controls TDAM USA, is controlled by TDAM USA or is under common control with TDAM USA.

(O)	“Security Held or to be Acquired” by a Fund means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or TD WAM for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Section II(O)(i).

Section III	Objective and General Prohibitions

        Although certain provisions of this Code apply only to Access Persons, all Personnel must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Section I above, this Section III and Section VII. Therefore, Personnel may not engage in any investment transaction under circumstances in which the Personnel benefits from or interferes with the purchase or sale of investments by a Fund. In addition, Personnel may not use information concerning the investments or investment intentions of a Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Fund.

        Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Fund. It is prohibited for any Personnel, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Fund to:

(i)	employ any device, scheme or artifice to defraud the Fund;

(ii)	make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv)	engage in any manipulative practice with respect to the Fund.

        Personnel may not engage in market timing of the Funds or engage in or facilitate late trading in the Funds. Market timing involves the purchase and sale of shares of mutual funds (including exchanges within the same fund family) within a short period of time with the intention of capturing short-term profits resulting from market volatility. Late trading occurs when a mutual fund order is received from an investor after the fund’s trading deadline or after the time as of which that day’s closing price (NAV) has been calculated, and such order is executed on the same day, and is an illegal practice.

        Personnel are required to comply with all Federal Securities Laws. Personnel should also recognize that a violation of this Code or of Rule 17j-1 under the Act may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions

(A)	(1)	An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) a Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) TDAM USA has within the last 15 calendar days considered purchasing or selling the Covered Security for a Fund or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for a Fund, unless such Access Person:

(i)	obtains advance clearance of such transaction pursuant to Section V; and

(ii)	reports to the Fund the information described in Section VI of this Code.

(2)	Without limiting the generality of the foregoing, all Investment Personnel of a Fund must obtain approval from the Fund before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

(B)	The prohibitions of this Section IV(A)(1) and the pre-clearance requirements of Section V do not apply to:

(1)	Purchases that are made pursuant to an Automatic Investment Plan;

(2)	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

(3)	Transactions in futures contracts on U.S. Treasury obligations (and related options) effected on a U.S. commodities exchange;

(4)	Involuntary (i.e., non-volitional) purchases and sales of Covered Securities;

(5)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control;

(6)	Purchases or sales of Covered Securities that are not eligible for purchase or sale by a Fund;

(7)	Mutual Fund Shares; or

(8)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds (i.e., variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts).

Section V	Pre-clearance Procedures

(A)	From Whom Obtained.

Pre-clearance of a personal transaction in a Covered Security required to be approved pursuant to Section IV above must be obtained from the Chief Compliance Officer or his or her designee. Each of these persons is referred to in this Code as a “Clearing Officer.” A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

(B)	Time of Clearance.

(1)	Access Persons may pre-clear trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time depending upon market developments. Consistent with the foregoing, an

Access Person may not simultaneously request pre-clearance to buy and sell the same Covered Security.

(2)	Pre-clearance of a trade shall be valid and in effect only for a period of 24 hours from the time pre-clearance is given; provided, however, that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

(C)	Form.

Clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction, and obtaining the signature of a Clearing Officer. If an Access Person is requesting approval to purchase or sell a Covered Security that is owned by a Fund and such Access Person has responsibility regarding the determination of securities to be purchased or sold for such Fund, the Access Person must inform the Clearing Officer of that fact at the time approval to purchase or sell the Covered Security is sought.

(D)	Filing.

A copy of all completed clearance forms, with the required signatures, shall be retained by the Chief Compliance Officer.

(E)	Factors Considered in Clearance of Personal Transactions.

A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Fund;

(3)	Whether the transaction is likely to affect a Fund adversely; and

(4)	In the case of Limited Offerings, whether the investment opportunity should be reserved for clients, whether the opportunity is being offered to an individual by virtue of his or her position with a Fund and whether the issuer is truly a private company and there is no reasonable prospect that the issuer will make a public offering of the securities in the foreseeable future.

(F)	Monitoring of Personal Transactions After Clearance.

After clearance is given to an Access Person, the Chief Compliance Officer shall monitor the Access Person’s transactions to ascertain whether the cleared transaction was executed within 24 hours, whether it was executed in the specified amounts and what other securities transactions, if any, the Access Person executed.

Section VI	Reports by Access Persons

(A)	Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of a date no more than 45 days before the person became an Access Person, in the case of such person’s initial report, and no more than 45 days before such report is submitted in the case of annual reports. Such report is hereinafter called a “Personal Securities Holdings Report.” Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B)	Quarterly Transaction Reports.

Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of a direct or indirect Beneficial Ownership in any Covered Security. Such report is hereinafter called a “Quarterly Securities Transaction Report.”

A Quarterly Securities Transaction Report shall be on a form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)	Title, the exchange symbol or CUSIP number if applicable, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Access Person.

(C)	Notwithstanding the reporting requirements set forth in this Section VI, an Independent Director of a Fund is not required to file a Personal Securities Holding Report upon becoming a director of a Fund or an Annual Personal Securities Holding Report. An Independent Director also need not file a Quarterly Securities Transaction Report unless such Director knew or, in the ordinary course of fulfilling his or her official duties as a Director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the Director such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or TDAM USA for purchase or sale by the Fund.

(D)	Access Persons of TDAM USA, the Distributor, SEI and BISYS.

Access Persons of the Fund who are required to submit reports under TDAM USA’s, the Distributor’s, SEI’s or BISYS’s code of ethics shall provide such reports to TDAM USA’s, the Distributor’s, SEI’s or BISYS’s compliance officer, as applicable.

(E)	Brokerage Accounts and Statements.

Access Persons, except Independent Directors to the Funds, shall:

(1)	identify all securities brokerage and commodities trading accounts in which they trade or hold Covered Securities in which they have a Beneficial Ownership (“Accounts”) at the time they become an Access Person and, thereafter, identify any new Account and the date the Account was established within 30 days after the end of the quarter during which such new Account was established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2)	instruct the brokers for their Accounts to provide duplicate account statements to the Chief Compliance Officer.

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F)	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G)	Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Funds to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Each Access Person is also required to promptly report any violations of this Code of which the Access Person becomes aware to the Chief Compliance Officer.

(H)	Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(I)	Disclaimers.

Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Section VII	Annual Certification

(A)	Access Persons.

Access Persons of the Fund shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B)	Certification to Funds.

No less frequently than annually, each Fund must furnish to the respective Fund’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII	Sanctions

        Any violation of this Code shall be subject to the imposition of such sanctions by the Fund as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 under the Act and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

Section IX	Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Chief Compliance Officer who may delegate certain functions to Clearing Officers.

(B)	The duties of the Chief Compliance Officer and designated Clearing Officers are as follows:

(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, and informing all Access Persons of their reporting obligations hereunder;

(2)	On an annual basis, providing all Personnel a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Maintaining or supervising the maintenance of all written acknowledgements, records and reports required by this Code;

(4)	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Funds;

(5)	Issuance either personally or with the assistance of counsel, as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 under the Act and this Code;

(6)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the General Counsel of TDAM USA and the board of directors of each Fund;

(7)	Submission of a report to the General Counsel of TDAM USA and the board of directors of each Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII(B); and

(8)	Review of the administration of the code of ethics adopted by each of TDAM USA, the Distributor, SEI and BISYS and make requests for such reports and information as may be necessary to assist the board of directors in monitoring compliance by TDAM USA, the Distributor and their respective directors, officers and employees, SEI (with respect to any officers of the Funds who also serve as an officer or employee of SEI) and BISYS (with respect to any officers of the Funds who also serve as an officer or employee of BISYS) with Rule 17j-1 and with its codes of ethics.

(C)	The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business, the following records:

(1)	A copy of all codes of ethics adopted by each Fund pursuant to Rule 17j-1 under the Act that have been in effect at any time during the past five (5) years;

(2)	A record of all written acknowledgements of receipt of the code and any amendments, for each person who is currently, or in the past five (5) years was, an Access Person;

(3)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4)	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5)	A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule 17j-1 under the Act, and this Code of Ethics, or who are or were responsible for reviewing such reports;

(7)	A copy of each report required by Section VII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors of the Funds.

This Code of Ethics, as amended, was adopted and approved by the Board of Directors of each Fund, including a majority of the Independent Directors, at a meeting on September 15, 2005.

_______________________________ Marc Schuman, Secretary of TD Waterhouse Family of Funds, Inc. TD Waterhouse Plus Funds, Inc.

APPENDIX A

TO: Funds, 100 Wall Street, New York, NY 10005

CODE OF ETHICS ACKNOWLEDGEMENT

As required for all Access Persons, and in accordance with the Code for TD Waterhouse Family of Funds, Inc. and TD Waterhouse Plus Funds, Inc. (the “Code”), I confirm and certify that:

(1)	I have disclosed all securities brokerage and commodities trading accounts in which I trade or hold Covered Securities in which I have a Beneficial Ownership (“Accounts”);

(2)	I have disclosed all personal securities holdings and securities transactions in accordance with the Code;

(3)	I will advise the Chief Compliance Officer of any new Accounts that are established and will instruct the brokers for the Accounts to provide duplicate account statements to the Chief Compliance Officer;

(4)	I have received a copy, read, understand, and am subject to the Code and any amendments thereto; and

(5)	If I have been subject to the Code before the date hereof, that I have complied with the provisions of the Code.

I understand that any violations of the Code may subject me to discipline up to and including dismissal, as well as civil, and possibly criminal, penalties.

Print Name: ______________________________________________

Signature: ______________________________________________

Date: ______________________________________________